EXHIBIT 5.2

                              Form of Opinion
                          (Mesirov, Gelman et al.)


                              [Letterhead of]

                 Mesirov Gelman Jaffe Cramer & Jamieson LLP





                                                                May 7, 1999

Ira M. Dansky, Esq.
Jones Apparel Group, Inc.
1411 Broadway
New York, NY 10018

Re:  Jones Apparel Group, Inc. Registration Statement on Form S-3

Dear Mr. Dansky:

     As special Pennsylvania counsel to Jones Apparel Group, Inc., a Pennsylvania corporation (the "Company"), we have been requested to render this opinion in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement"), which is being filed with the Securities and Exchange Commission (the "SEC") on May 7, 1999, under the Securities Act of 1933.

     The Registration Statement relates to the proposed sale from time to time of up to an aggregate of 586,550 shares of the Company's common stock (the "Shares") by certain selling shareholders. These selling shareholders acquired their Shares in connection with the acquisition by the Company of Sun Apparel Group, In., on October 2, 1998 (the "Merger Agreement").

     For purposes of this opinion we have examined the Registration Statement; the Consent of the Board of Directors of the Company dated September 10, 1998; the Registration Rights Agreement dated September 10, 1998; the Merger Agreement; and such other documents as we deem necessary for the purpose of rendering this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

     As special Pennsylvania counsel to the Company, we are not necessarily familiar with all of the Company's affairs. As a further basis for this opinion, we have made such inquiry of the Company as we have deemed necessary or appropriate for the purpose of rendering this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance, and when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.


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     We are attorneys admitted to the Bar in the Commonwealth of
Pennsylvania, and we express no opinion as to the laws of any jurisdiction, other than the corporate laws of the State of Delaware and the United States of America. Our examination of law relevant to the matters covered by this opinion is limited to Federal law, Pennsylvania law and Delaware corporate law.

     The opinion is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any change in law which may hereafter occur.

     This opinion is furnished for your benefit only and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent.

     We hereby consent to the reference to this Firm under the heading "Legal Matters" in the Registration Statement and in the related Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,

                                        /s/ Mesirov Gelman Jaffe
                                              Cramer & Jamieson LLP